EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CIT Group Inc.

      We consent to the incorporation by reference in Registration Statements No. 33-85224, No. 333-22283, No. 333-43323, No. 333-64539, No. 333-64529, No.
333-73255,  No.  333-49276,  No.  333-53688 and No. 333-62540 on Form S-3 of CIT
Group Inc. (formerly The CIT Group, Inc.) of our report dated January 25, 2001, relating to the consolidated statements of income, changes in shareholders' equity and cash flows of The CIT Group, Inc. and subsidiaries for the year ended December 31, 2000, which report appears in the Transition Report on Form 10-K for the transition period from October 1, 2002 to December 31, 2002 of CIT Group Inc.

KPMG LLP

Short Hills, New Jersey
February 26, 2003